UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 22, 2014
Date of Report (Date of earliest event reported)

Viad Corp
(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1850 North Central Avenue, Suite 1900, Phoenix, Arizona	85004-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 207-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 22, 2014, Viad Corp (the “Company”) entered into a $300 million Amended and Restated Credit Agreement with the lenders named in the agreement (the “Credit Agreement”) with JP Morgan Chase Bank, N.A. (“Chase Bank”), BOKF, N.A., BMO Harris Bank, N.A., Bank of the West, N.A., Bank of America, N.A. (“Bank of America”), KeyBank National Association, U.S. Bank National Association and Wells Fargo Bank, N.A. (“Wells Fargo”) (collectively, the “Lenders”). The Credit Agreement amends and replaces in its entirety the Company’s $180 million revolving credit facility under the Amended and Restated Credit Agreement, dated as of May 18, 2011, as amended (the “2011 Credit Facility”). The Credit Agreement provides for a senior credit facility in the aggregate amount of $300 million, which consists of a $175 million revolving credit facility (the “Revolving Credit Facility”) and a $125 million term loan (the “Term Loan”). Chase Bank is acting as administrative agent with respect to the Credit Agreement, and JPMorgan Securities LLC is the lead arranger and bookrunner. Loans under the Credit Agreement have a maturity date of December 22, 2019, and proceeds from the loans made under the Credit Agreement will be used to refinance certain outstanding debt of the Company and for the Company’s general corporate purposes in the ordinary course of its business.

Under the Credit Agreement, the Revolving Credit Facility and the Term Loan may be increased up to an additional $100 million under certain circumstances. If such circumstances are met, the Company may obtain the additional borrowings under the Revolving Credit Facility, the Term Loan, or a combination of the two facilities.

The Credit Agreement contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable), including, but not limited to: material incorrectness of a representation or warranty when made; nonpayment of principal or interest when due; breach of covenants or other terms; acceleration or payment default on other material indebtedness; unsatisfied ERISA obligations beyond specified thresholds; multiemployer plan withdrawal liability obligations beyond specified thresholds; unstayed material judgment beyond specified periods; change of control of the Company; and invalidation of any guaranty or collateral document under the Credit Agreement. If any events of default occur and are not cured within applicable grace periods or waived, the outstanding loans under the Credit Agreement may be accelerated and the Lenders’ commitments may be terminated. The occurrence of a bankruptcy or insolvency event of default will result in the automatic termination of commitments and acceleration of outstanding loans under the Credit Agreement. The restrictive covenants in the Credit Agreement are generally either the same or less restrictive than under the credit agreement for the 2011 Credit Facility.

Other than in respect of the Credit Agreement, the Company and its affiliates do not have any material relationships with the Lenders, except for Chase Bank and Bank of America, with which the Company has commercial banking relationships, and Wells Fargo, which performs shareowner services for the Company and with which the Company has a commercial banking relationship. The foregoing description is qualified by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 4 and is incorporated by reference herein.
Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

(a) The information set forth under Item 1.01 above is incorporated herein as if fully set forth herein.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

4 − Copy of $300,000,000 Amended and Restated Credit Agreement, dated as of December 22, 2014, by and among Viad Corp, JPMorgan Chase Bank, N.A., as administrative agent, and the lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viad Corp
(Registrant)

December 23, 2014	By:	/s/ Deborah J. DePaoli
Deborah J. DePaoli
General Counsel & Secretary